                                                 ** CERTAIN CONFIDENTIAL
                                                 MATERIAL CONTAINED IN THIS
                                                 DOCUMENT HAS BEEN OMITTED AND
                                                 FILED SEPARATELY WITH THE
                                                 SECURITIES AND EXCHANGE
                                                 COMMISSION PURSUANT TO RULE
                                                 406 OF THE SECURITIES ACT OF
                                                 1933, AS AMENDED.


                                                                  EXHIBIT 10.14
-------------------------------------------------------------------------------

                            SERVICE BUREAU AGREEMENT


                                     BETWEEN

                                  INFOBEAT INC.

                                       AND

                                   SONY MUSIC,
                    A GROUP OF SONY MUSIC ENTERTAINMENT INC.


                                 JANUARY 1, 1999


-------------------------------------------------------------------------------

                                  INFOBEAT INC.
                            SERVICE BUREAU AGREEMENT

         THIS SERVICE BUREAU AGREEMENT (the "AGREEMENT") is entered into this 1st day of January, 1999 (the "EFFECTIVE DATE"), by and between INFOBEAT INC., a Delaware corporation with a principal business address of 707 17th Street, Suite 2850, Denver, Colorado 80202 ("INFOBEAT") and SONY MUSIC, a Group of SONY MUSIC ENTERTAINMENT INC., a Delaware corporation with a principal business address of 550 Madison Avenue, New York, New York 10022 ("SONY").

                                    RECITALS

         A. Prior to the Effective Date, InfoBeat has operated a daily customized news and information service for the publication of e-mails to a base of registered subscribers on topics which include entertainment, sports, news, finance and weather (the "PUBLISHING BUSINESS").

         B. As of the Effective Date, Sony and InfoBeat have entered into an Asset Purchase Agreement (the "ASSET PURCHASE AGREEMENT") pursuant to which Sony has acquired certain assets relating to InfoBeat's Publishing Business.

         C. The parties wish to enter into an agreement pursuant to which InfoBeat shall host certain functions relating to the Publishing Business on behalf of Sony and shall provide to Sony the related services described in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth hereinafter, the parties hereto agree as follows:

                                    AGREEMENT

1.       DEFINITIONS.

As used in this Agreement:

         "CONSUMER NEWS E-MAILS" means an e-mail message sent to (but not necessarily received by) a Subscriber by InfoBeat as part of the E-Mail Distribution for InfoBeat's news Products listed in Section A(1) of EXHIBIT A or such other Products as Sony shall create.

         "CONTENT" means any graphical, audio, visual, audiovisual, textual, or multimedia materials displayed or displayable on and over the Internet or distributed by e-mails as part of the E-Mail Distribution.

         "CONTRACT YEAR " means each successive twelve (12) month period of this Agreement, commencing with the Effective Date.

         "CUSTOM SOFTWARE" is defined in Section 2.5(c) ("Sony Custom
Software").

         "CUSTOMER SERVICE TRANSACTIONS" means e-mail messages received by InfoBeat Customer Service requesting service of the type listed in EXHIBIT C and requiring a human response or action by a customer service representative, excluding InfoBeat Finance Customer Service Transactions and Unsubscribe Requests.


                                       1.

         "CUSTOMER SUPPORT LEVELS" means the ratio of requests for customer support to total e-mail volume measured on a monthly basis and expressed as a percentage.

         "CUSTOMER SUPPORT SERVICES" is defined in Section 2.4 ("Customer Support Services and Reports").

         "EDITORIAL SERVICES" is defined in Section 2.2 ("Editorial Services").

         "E-MAIL DISTRIBUTION" means the electronic transmission of e-mail messages to Subscribers to be hosted by InfoBeat as part of the Publishing Support Services provided under this Agreement.

         "ENGINEERING SUPPORT SERVICES" is defined in Section 2.3 ("Engineering Support Services").

         "INFOBEAT FINANCE CUSTOMER SERVICE TRANSACTIONS" means actions taken by InfoBeat customer service reps to either (a) correct, change or edit a stock ticker symbol in the content database and/or the customer database, or (b) correct a Subscriber's request to forward an unresolved ticker symbol/company name to customer service for resolution.

         "INFOBEAT TOOLS" means any tools, procedures or software programs, both in object code and source code form, and system configurations, network designs and system architectures which InfoBeat develops or licenses from a third party (including any tools which InfoBeat develops in the course of providing the Services), which InfoBeat uses to provide services for third parties. By way of example, InfoBeat Tools could include, without limitation, toolbars for maneuvering between web site pages, search engines, Java applets, and ActiveX controls.

         "INITIAL TERM" AND "ADDITIONAL TERM" are defined in Section 7 ("Term and Termination").

         "INFOBEAT TECHNOLOGY" means InfoBeat's computer equipment and software required to host and perform the Services, including the InfoBeat Tools but excluding the Publishing Business Assets transferred to Sony and excluding any telecommunications equipment or services provided by third parties.

         "INTELLECTUAL PROPERTY RIGHTS" means all industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright registrations, know-how, certificates of public convenience and necessity, franchises, licenses, trade secrets, proprietary processes, computer programs and other computer software, technology and formulae.

         "MARKS" shall have the meaning set forth in the Asset Purchase
Agreement.

         "PRODUCTS" means the personalized, subscription-based e-mail delivery services provided by Sony as part of the Publishing Business under the Marks or other brand names designated by Sony.

         "PUBLISHING BUSINESS" means the publishing business operated by InfoBeat prior to the Effective Date using the Publishing Business Assets.


                                       2.

         "PUBLISHING BUSINESS ASSETS" means those specific Assets (as such term is defined in the Asset Purchase Agreement) that have been transferred to Sony pursuant to the Asset Purchase Agreement.

         "PUBLISHING SUPPORT SERVICES" means the services to be provided by InfoBeat to Sony pursuant to this Agreement relating to the hosting of E-Mail Distribution and Web Sites and related systems maintenance as further described in EXHIBIT A.

         "SERVICES" means all services to be provided to Sony under this Agreement, including the Publishing Support Services, the Editorial Services, the Engineering Support Services and the Customer Support Services all as described in Section 2 ("InfoBeat Services") below.

         "SERVICE BUREAU BUSINESS" shall have the meaning set forth in the Asset Purchase Agreement.

         "SERVICE LEVELS" means the performance criteria applicable to InfoBeat's performance of the Services as specified in EXHIBIT C.

         "SONY PARTY OR SONY PARTIES" means any and all Sony affiliates, subsidiaries, controlling corporations and partnerships or ventures in which Sony participates.

         "SUBSCRIBERS" means a unique e-mail address having an account with Sony or any third party through which such individual receives all or any portion of the E-Mail Distribution Services.

         "SUBSCRIBER DATA" means Subscriber Data (as defined in the Asset Purchase Agreement) transferred to Sony pursuant to the Asset Purchase Agreement.

         "UNSUBSCRIBE REQUESTS" means an e-mail message from a Subscriber that indicates an intent to unsubscribe from a Product service when such e-mail message contains the words "unsubscribe" or "remove" in the Subject line or the top four or bottom four lines of an e-mail message and consequently can be automatically processed.

         "WEB SITES" means the branded web site or set of pages hosted by InfoBeat as part of the Publishing Support Services and providing Subscriber access to the E-Mail Distribution Services at the URL addresses specified in EXHIBIT A or such other URL designated by Sony during the Term.

2.       INFOBEAT SERVICES.

         2.1 PUBLISHING SUPPORT SERVICES. As of the Effective Date, in consideration of the Service Fees described in Section 5.1 below, InfoBeat will provide to Sony and, at Sony's request, to any other Sony Parties the Publishing Support Services described in EXHIBIT A, including the elements listed below.

                  (a) E-Mail Distribution and Database Management. As part of the Publishing Support Services, InfoBeat will host the E-Mail Distribution functions and perform the database management services described in EXHIBIT A. Sony acknowledges that E-Mail Distribution will conform to InfoBeat's current spam policy (the "Spam Policy"), attached hereto as EXHIBIT B. InfoBeat may, in its sole discretion, reasonably revise the Spam Policy, such revisions to be


                                       3.

effective following sixty (60) day written notice to Sony, provided that InfoBeat may not modify or delete the provision of the Spam Policy entitled "SONY URGENT MAILINGS" nor shall it modify such Spam Policy in any manner which materially affects such provision.

                  (b) Web Site Hosting Services. InfoBeat shall host and maintain the Web Sites on InfoBeat's computer servers and provide the other Web Site Hosting Services described in EXHIBIT A. The Web Site Hosting Services shall include the management of audit, advertisement and DNS servers all as described in EXHIBIT A. InfoBeat shall bear all applicable license fees incurred in licensing the third party software required for InfoBeat to operate the ad server for the first Contract Year. Thereafter, Sony shall be responsible for licensing such software and all associated fees if Sony elects to renew the applicable licenses. InfoBeat shall maintain the Web Sites in substantially the same condition and specifications as in existence as of the Effective Date. Sony shall be solely responsible for the cost of licensing any Content displayed on such Web Site as provided in Section 3.2 below.

                  (c) Systems Maintenance. InfoBeat shall provide systems maintenance activities relating to the Publishing Support Services as described in EXHIBIT A.

                  (d) Limited Exclusivity. In the event that Sony elects to use a third party or internal technology for any of its e-mail products but desires to integrate such e-mail products with any website or database hosted by InfoBeat pursuant to this Agreement, Sony and InfoBeat shall mutually agree to separate software development and support agreements to be negotiated in good faith. In addition, Sony shall use commercially reasonable efforts to (a) deliver semi-annual communications (which may include communications by mail, e-mail and telephone) providing information about InfoBeat and the Services to such Sony Parties as Sony determines, in its sole discretion, would benefit from such information and (b) after InfoBeat requests an introduction to a particular Sony Party, Sony will use best efforts to provide a name and phone number of an appropriate contact person.

                  (e) Product Limitations. Sony or any Sony Parties may introduce new Products by providing InfoBeat with the information specified in Section A(2)(a) of EXHIBIT A; provided, however, the parties agree to negotiate in good faith an adjustment to the fees applicable to such new Products if (i) the monthly volume of E-Mail Distribution for such Products is less than the Minimum E-Mail Volume specified in Section A(2)(a)(5) of EXHIBIT A for three (3) consecutive months beginning by the tenth month after such Products are made commercially available to consumers or (ii) the cost to InfoBeat of Product maintenance and Customer Service for any new Products introduced by Sony or any Sony Party per unit of E-Mail Distribution volume substantially exceeds such cost to InfoBeat of Product maintenance and Customer Service for the existing Products.

         2.2 EDITORIAL SERVICES. In consideration of the Editorial Fees described in Section 5.2 below, InfoBeat will provide to Sony, and, at Sony's request, to any other Sony Parties, the Editorial Services described more fully in EXHIBIT A in connection with the creation of messages for E-Mail Distribution of equivalent scope as that which InfoBeat provides under InfoBeat's existing organizational structure as part of its Publishing Business as of the Effective Date (as specified in Section B(1) of EXHIBIT A). Upon sixty (60) days written notice to InfoBeat, Sony may terminate the Editorial Services to be provided by InfoBeat under this Section, provided that Sony will use its best efforts not to inform InfoBeat's employees of its planned termination of the


                                       4.

Editorial Services. In the event of such termination Sony may extend offers of employment to members of InfoBeat's then-current Editorial Services Group, which such members may reject or accept in their sole discretion.

         2.3 ENGINEERING SUPPORT SERVICES. InfoBeat will provide to Sony, and, at Sony's request, to any other Sony Parties, the Engineering Support Services described more fully in EXHIBIT A in connection with the Publishing Support Services. Service upgrades and support of new Products will be provided as part of the Engineering Support Services in accordance with the procedures described in Section 2.5(b) below. InfoBeat shall provide up to two thousand
(2000) hours of Engineering Support Services at no charge to Sony which Sony may apply to its outstanding payment obligations for Engineering Support Services in any manner. Thereafter, for any additional hours of Engineering Support Services, InfoBeat will invoice Sony for such services at a rate no higher than the lowest then-current hourly rate for engineering support services charged to any InfoBeat customer (which, for purposes of comparison only, is $150 per hour as of the Effective Date), such fee and the terms under which such additional support services will be provided being subject to the prior good faith negotiation between InfoBeat and Sony. Sony agrees to provide a rolling monthly forecast containing Sony's good-faith estimate of its expected utilization of Engineering Support Staff resources. InfoBeat shall dedicate the equivalent of three (3) full-time personnel (who have the skill sets reasonably necessary to perform the assigned tasks) assigned to perform the Engineering Support Services as necessary to satisfy Sony's forecasted usage. Sony shall provide InfoBeat with sufficient advanced notice of any significant changes in Engineering Support Service levels so that InfoBeat may allocate and reallocate resources between Sony and InfoBeat's other customers in an efficient and timely manner.

         2.4      CUSTOMER SUPPORT SERVICES AND REPORTS.

                  (a) Customer Service. In consideration of the Service Fees described in Section 5.1 below, InfoBeat shall provide to Sony, and, at Sony's request, to any other Sony Parties, Customer Support Services at the at the following levels: (i) total Customer Service Transactions shall be supported at no additional cost during any calendar quarter up to a level equivalent to
[    **    ] of e-mail sent pursuant to E-Mail Distribution, and (ii) Total
InfoBeat Finance Customer Service Transactions during any calendar quarter shall
be supported to a level equal to ([    **    ] multiplied by the average
InfoBeat Finance Subscribers during the applicable quarter). Greater levels of
Customer Support Services will be provided for a fee of $[    **    ] per
Customer Service Transaction. There shall be no charges for increased levels of Customer Service Transactions that are a direct result of a breach of this Agreement or performance standards set forth in EXHIBIT C, or a breach of any of the representations, warranties or covenants of InfoBeat set forth in the Asset Purchase Agreement. InfoBeat agrees to provide the Customer Support Services to Subscribers substantially in accordance with the standards set forth in EXHIBIT C; provided that Customer Support Services shall be only to Subscribers of Products for which InfoBeat is providing E-Mail Distribution or Web Site Hosting Services under this Agreement.

                  (b) Reports. InfoBeat shall provide Sony with the periodic service reports specified in EXHIBIT D.


** INDICATES CONFIDENTIAL TREATMENT REQUESTED

                                       5.

         2.5      CHANGE PROCEDURES AND CUSTOM DEVELOPMENT.

                  (a) InfoBeat Enhancements. InfoBeat may from time to time, at its sole discretion but with prior notice to Sony, make system enhancements and changes related to the InfoBeat Technology ("ENHANCEMENTS"). Sony acknowledges that, in connection with such Enhancements, the InfoBeat Technology may be converted to a new version of software features. Such a conversion will not have a material adverse effect on the basic functionality of Services as originally received pursuant to this Agreement and will not affect Sony's payment obligations under this Agreement. InfoBeat shall offer to Sony at no extra charge as part of the Services, Enhancements it develops, including Enhancements developed for other customers of InfoBeat. In the event that InfoBeat makes changes to the Service that have a materially adverse effect on Sony or the Services, Sony shall have the right to terminate this Agreement in accordance with the provisions of Section 7.2(a) below.

                  (b) Sony Service Upgrades. In the event that Sony desires to modify the specifications for any of the Services at any time during the term of this Agreement, Sony shall notify InfoBeat in a written request which describes the requested changes in appropriate detail (the "CHANGE NOTICE"). Within three (3) days of its receipt of the Change Notice, InfoBeat shall submit a change order proposal to Sony (the "CHANGE ORDER"), which includes a proposed implementation schedule and a statement of any additional charges to Sony in consideration of the requested changes. Such changes shall be implemented as part of its Engineering Support Services (in consideration of the fees described in Section 2.3). Any direct fees charged to Sony as a result of the Change Order will be expensed to Sony as a reimbursable expense paid by InfoBeat (for example, InfoBeat's expenses for additional software licensed by InfoBeat and additional hardware required to implement the Change Order). On Sony's written approval of the Change Order, the Change Order shall become a part of this Agreement, and Sony will compensate InfoBeat for any implementation of a Change Order in accordance with its terms.

                  (c) Sony Custom Software. During the term of this Agreement Sony may request InfoBeat to develop custom tools or other software, or to revise or modify the Web Sites ("CUSTOM SOFTWARE"). InfoBeat's development of the Custom Software shall be performed pursuant to Task Orders agreed to in writing by Sony and InfoBeat (a "TASK ORDER"). Each Task Order shall include a specification of the development, a proposed implementation schedule and a statement of any additional charges to Sony in consideration of InfoBeat's development of the requested Custom Software. Upon mutual agreement of the Task Order, the Task Order shall become a part of this Agreement, and Sony will compensate InfoBeat for any implementation of a Task Order in accordance with its terms. Sony shall own exclusively all Intellectual Property Rights in and to the Custom Software as provided in Section 4.1 below.

         2.6 SERVICE LEVELS. InfoBeat agrees to perform the Publishing Support Services substantially in accordance with the Service Levels set forth in EXHIBIT C. In the event that InfoBeat fails to achieve the Service Levels, Sony shall be entitled, as its sole remedy and InfoBeat's sole obligation, to the remedies specified in EXHIBIT C and in Section 7.2(a) of this Agreement; provided, however, that InfoBeat shall not be responsible for any service interruptions or delays due to (a) events specified in Section 13.7 ("FORCE MAJEURE") below, or (b) Sony's failure to provide information required by InfoBeat to perform the Services. The Service Levels specified in this Agreement shall, at all times during the Term of this Agreement, be not less favorable to Sony than any service levels established by InfoBeat for other customers


                                       6.

relating to consumer-level E-Mail Distribution services similar to those provided under this Agreement for the same or lower service fees.

3.       SONY'S OBLIGATIONS.

         3.1 SONY ASSISTANCE. Sony will assist InfoBeat, as InfoBeat may reasonably request from time to time, in the development and deployment of the Services. Without limiting the generality of the foregoing, Sony will provide InfoBeat with (A) a periodic forecast of e-mail message traffic volume on an appropriate interval, (b) reasonable advanced notice of Product enhancements and or changes which will affect the Services or the InfoBeat Technology, and (C) all other information as reasonably requested by InfoBeat in order to provide the Services. Sony shall designate one (1) of its personnel as an InfoBeat contact person at all times during the term of this Agreement.

         3.2      SONY CONTENT.

                  (a) Content Creation and Management. Except with respect to the Editorial Services, Sony will be solely responsible for creating, editing, reviewing, deleting and otherwise controlling all of the Content that is published and distributed via E-Mail Distribution or on the Web Sites (the "SONY CONTENT"). Sony also agrees to abide by the terms of the Spam Policy with respect to any Sony Content provided for any E-Mail Distribution. Except with respect to the Editorial Services, Sony acknowledges that, InfoBeat is acting as a passive conduit for the distribution and publishing of Sony Content. The parties shall use best efforts to resolve outstanding issues relating to Errors and Omissions and Media Insurance.

                  (b) Content Delivery. Except as otherwise explicitly provided herein, Sony will be solely responsible for providing to InfoBeat all Content in an electronic format reasonably requested by InfoBeat. Sony will bear all costs associated with the telecommunications and computer hardware, software and services necessary to generate the Sony Content and deliver it to InfoBeat.

         3.3 ADVERTISING SPACE AND ADMINISTRATION. The advertising space on any of the Web Sites and in any e-mail messages sent on behalf of Sony by InfoBeat as part of the E-Mail Distribution (the "ADVERTISING") and, except with respect to the Services performed in connection with advertising set forth in EXHIBIT A, the administration and management of the Advertising shall be the sole responsibility of Sony (including, without limitation, the selection, placement and design of same) and any rights and benefits derived therefrom shall be owned, retained and/or used exclusively by Sony. Sony will be solely responsible for providing to InfoBeat all Advertising Content in an electronic format reasonably required by InfoBeat to serve the Advertisements. InfoBeat's current Advertising sales staff (consisting of four (4) individuals) (the "SALES STAFF") shall remain employees of InfoBeat for up to four (4) months after the Effective Date; provided, however, that Sony shall reimburse InfoBeat for the wage, benefits and tax expenses borne by InfoBeat that are applicable to the Sales Staff ("EMPLOYMENT EXPENSES"). InfoBeat shall invoice Sony on a monthly basis for the Employment Expenses and Sony will pay InfoBeat's invoice within thirty (30) days of the date of InfoBeat's invoice. At any time during such four
(4) month period, Sony may provide written notice to InfoBeat that the services provided by the Sales Staff shall no longer be required by Sony, and InfoBeat may then terminate the employment of such Sales Staff at its sole expense. If Sony utilizes the services of


                                       7.

the Sales Staff for the entire four (4) month period, InfoBeat shall pay to Sony
[    **    ] percent ([    **    ]%) of the Employment Expenses previously paid
to InfoBeat by Sony for such Sales Staff. Upon written notice to InfoBeat not later than ten (10) days prior to the end of the four-month period, Sony may, at its sole option, elect to hire one or more members of the Sales Staff.

         3.4 PROMOTION. Sony and InfoBeat shall negotiate in good faith to permit a mutually-agreeable reference to the InfoBeat Technology powering the Services in all e-mail messages sent by InfoBeat as part of its E-Mail Distribution under this Agreement.

4.       PROPRIETARY RIGHTS.

         4.1      OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS.

                  (a) Sony Property. Sony shall own (i) any modifications, improvements, enhancements, and derivative works made to or from any of the Publishing Business Assets made by either party ("MODIFICATIONS") in connection with this Agreement and (ii) all Custom Software developed by InfoBeat pursuant to a Task Order under Section 2.5(c) above, subject to InfoBeat's ownership of InfoBeat Technology and InfoBeat Tools as specified in subsection (b) below. To the extent that the rules governing works-for-hire under the U.S. copyright laws may be applicable to Custom Software or Modifications developed by InfoBeat, InfoBeat acknowledges that Custom Software and Modifications development by InfoBeat or its employees or independent contractors is a work-for-hire and InfoBeat acknowledges Sony's complete ownership in the copyright to such Custom Software and Modifications. In the event any such Custom Software or Modifications is not deemed a work-for-hire for any reason, InfoBeat hereby assigns all right, title and interest in the foregoing works to Sony, including, without limitation, all right, title and interest in the copyright of such works. InfoBeat agrees to execute and deliver to Sony such instruments of transfer and assignment as Sony shall reasonably request to carry out the purpose of this Section 4.1(a), and, if InfoBeat fails to do so within a commercially reasonable time after Sony's written requests for such assistance, Sony shall have the right to do so in InfoBeat's name as InfoBeat's attorney-in-fact solely for the purpose of executing and delivering such instruments of transfer and assignment, such appointment being coupled with an interest and therefore irrevocable. During the Term, InfoBeat has the right to use or disclose Subscriber Data (but not individual data concerning specific Subscribers), solely as contemplated by this Agreement, to employees of InfoBeat with a need to know, for the sole purpose of operating, maintaining and enhancing the Services. Upon any expiration or termination of this Agreement, InfoBeat shall promptly deliver to Sony any and all such Subscriber Data in a form and manner to be specified by Sony, and shall certify to Sony that InfoBeat has destroyed any and all Subscriber Data in its possession, provided that InfoBeat shall not be obligated to purge backup and archival copies of any information made in the ordinary course of business which may contain Subscriber Data. All Custom Software and Modifications created by InfoBeat under this Agreement shall be considered Sony's Confidential Information, subject to all restrictions set forth in Section 9 below.

                  (b) InfoBeat Property. Except as provided herein, InfoBeat shall retains exclusive ownership of all Intellectual Property Rights in InfoBeat Technology and any InfoBeat Tools developed in the course of performing the Services, whether or not such tools are used in connection with providing the Services. InfoBeat shall own any modifications, improvements, enhancements, and derivative works made to or from any of the InfoBeat Technology and any

** INDICATES CONFIDENTIAL TREATMENT REQUESTED

                                       8.

InfoBeat Tools made in connection with this Agreement; provided that Sony shall not be charged for the development of any InfoBeat Tools or InfoBeat Technology created as part of the Services. All InfoBeat Technology and InfoBeat Tools disclosed to Sony under this Agreement shall be considered InfoBeat's Confidential Information, subject to all restrictions set forth in Section 9 below.

                  (c) Cooperation. Each party agrees to cooperate with the other party in executing and filing any documents and taking any other action necessary or reasonably requested by the other party in order to give effect to the foregoing allocation of Intellectual Property Rights.

         4.2 SONY LICENSE GRANT. For the term of this Agreement, Sony hereby grants to InfoBeat a non-exclusive, non-transferable (except as otherwise provided in Section 6.1 below), royalty-free, worldwide license to reproduce, distribute, publicly perform and publicly display (A) solely as contemplated under this Agreement, the Publishing Business Assets as necessary for InfoBeat to perform the Services as provided in this Agreement, and (B) the Sony Content, including any Marks contained therein, solely in conjunction with the E-Mail Distribution contracted for by Subscribers and the Web Site Hosting Services provided by InfoBeat.

         4.3 INFOBEAT LICENSE GRANT. InfoBeat hereby grants to Sony a non-exclusive, royalty-free, worldwide license to reproduce, distribute, publicly perform and publicly display any Content sourced from United Media, Inc. that exists in InfoBeat databases as of the Effective Date (the "UNITED MEDIA CONTENT") solely in connection with E-Mail Distribution under InfoBeat's Bonus Products to Subscribers of such Content as of the Effective Date for the duration of such Subscriber's existing six-month term. Sony shall not permit any new Subscribers of the Bonus Product to select the United Media Content after the Effective Date or permit any further distribution of the United Media Content to any existing Subscribers beyond the expiration of the Subscriber's existing six-month term.

         4.4 TRADEMARK USE. Except as provided in Section 4.2, neither party may use the other party's trademarks, service marks, trade names, logos, or other commercial or product designations for any purpose whatsoever without the prior written consent of the other party. InfoBeat will comply with all trademark usage guidelines or policies that Sony may furnish to InfoBeat in writing from time to time concerning use of the Marks; provided that InfoBeat shall have no liability arising solely out of InfoBeat's compliance with such guidelines or policies, without limiting any remedies Sony may have under the Asset Purchase Agreement. All goodwill and other value or benefits derived from use of the Marks hereunder will inure to the benefit of Sony. Sony has and will retain exclusive ownership of the Marks, and InfoBeat will not contest or challenge, or do anything inconsistent with, Sony's exclusive ownership of the Marks.


                                       9.

5.       FEES.

         5.1 SERVICE FEES. As consideration for the Publishing Support Services to be provided by InfoBeat to the Sony Parties hereunder, during the Term Sony shall pay InfoBeat a service fee (the "SERVICE FEE"), in accordance with this Section 5.1.

                  (a) First Contract Year. During the first Contract Year, the Service Fee shall be comprised of:

                           (i)      a base fee of Two Million Five Hundred
Thousand Dollars ($2,500,000), subject to the price reduction formula set forth in Section 5.1(f) herein, payable as follows (the "BASE FEE" for the first Contract Year): (A) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) payable on the Effective Date; and (B) the remaining One Million Two Hundred Fifty Thousand Dollars ($1,250,000) payable in four (4) equal installments of Three Hundred Twelve Thousand Five Hundred Dollars ($312,500) each, payable on the last day of the third, sixth, ninth and twelfth month of the first Contract Year; and

                           (ii)     a fee for each Consumer News E-mail sent by
InfoBeat for those Consumer News E-mails sent in excess of [    **    ] (the
"BASELINE VOLUME" for the first Contract Year) per quarter for each quarter of the first Contract Year (the "PER-QUARTER BENCHMARK" for the first Contract
Year), calculated as follows:

          NUMBER OF CONSUMER NEWS E-MAILS PER QUARTER            FEE
          -------------------------------------------            ---
                  [    **    ] million e-mails             $ [    **    ]
                  [    **    ] million e-mails             $ [    **    ]
                  [    **    ] million e-mails             $ [    **    ]
                  over [    **    ] million e-mails        $ [    **    ]

                  (b) Second Contract Year. During the second Contract Year, the Service Fee shall be comprised of:

                           (i)      a base fee of Two Million Seven Hundred
Fifty Thousand Dollars ($2,750,000), subject to the price reduction formula set forth in Section 5.1(f) herein, payable as follows (the "BASE FEE" for the second Contract year): (A) One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) payable on the date that is eleven (11) months after the Effective Date (subject to satisfaction of the Cash Flow Test described in Section 5.1(f) below); and (B) the remaining One Million Dollars ($1,000,000) in four (4) equal installments of Two Hundred Fifty Thousand Dollars ($250,000) each, payable on the last day of the third, sixth, ninth and twelfth month of the second Contract Year; and

** INDICATES CONFIDENTIAL TREATMENT REQUESTED

                                      10.

                           (ii)     a fee for each Consumer News E-mail sent by
InfoBeat for those Consumer News E-mail sent in excess of [    **    ] (the
"BASELINE VOLUME" for the second Contract Year)per quarter for each quarter of the second Contract Year (the "PER-QUARTER BENCHMARK" for the second Contract
Year), calculated as follows:

          NUMBER OF CONSUMER NEWS E-MAILS PER QUARTER              FEE
          -------------------------------------------              ---
                  [    **    ] million e-mails               $ [    **    ]
                  [    **    ] million e-mails               $ [    **    ]
                  over [    **    ] million e-mails          $ [    **    ]

                  (c) Third Contract Year. During the third Contract Year, the Service Fee shall be comprised of:

                           (i)      A base fee of Three Million Dollars
($3,000,000), subject to the price reduction formula set forth in Section 5.1(f) herein, payable as follows (the "BASE FEE" for the third Contract Year): (A) One Million Dollars ($1,000,000) payable on the date which is eleven (11) months after the Effective Date (subject to satisfaction of the Cash Flow Test described in Section 5.1(f) below); and (B) the remaining Two Million Dollars ($2,000,000) payable in four (4) equal installments of Five Hundred Thousand Dollars ($500,000) each, payable on the last day of the third, sixth, ninth and twelfth month of the third Contract year; and

                           (ii)     a fee for each Consumer News E-mail sent by
InfoBeat for those Consumer News E-mails sent in excess of [    **    ] (the
"BASELINE VOLUME" for the third Contract Year) per quarter for each quarter of the third Contract Year (the "PER-QUARTER BENCHMARK" for the third Contract
Year), calculated as follows:

          NUMBER OF CONSUMER NEWS E-MAILS PER QUARTER             FEE
          -------------------------------------------             ---
               [    **    ] million e-mails                  $ [    **    ]
               over [    **    ] million e-mails             $ [    **    ]

                  (d) CARRYOVER OF SHORTFALLS. To the extent that during any calendar quarter during the Initial Term, the actual number of Consumer News E-mails sent is less than the applicable Per-Quarter Benchmark (a "CARRYFORWARD"), Sony may apply the Carryforward for such quarter to increase the Per-Quarter Benchmark for the next four (4) calendar quarters (and the applicable minimums on the first threshold of the increased Service Fee rate set forth in clause (ii) of each of Sections 5.1(a), 5.1(b) and 5.1(c)) up to the total amount of the Carryforward. Each calendar quarter's Carryforward, if any, may be applied by Sony to at most the next four (4) sequential quarters and in no event shall survive past the third anniversary of the Effective Date. An example of the use of Carryforwards in conformance with this Section 5.1(d) is provided in EXHIBIT E, which is provided for illustrative purposes only.

                  (e) Broadcast E-Mails. The base Service Fee for each of the first, second, and third Contract Years set forth in clause (i) of each of
Section 5.1(a), 5.1(b) and 5.1(c) hereof, respectively, shall include, in respect of each such Contract Year, the provision by InfoBeat to Sony of up to [ ** ] broadcast e-mails to InfoBeat's entire subscription base and such other e-mail addresses as Sony shall provide (the "BROADCAST E-Mails"), upon Sony's request, on a no-charge basis. In respect of any Broadcast E-Mail in
excess of [    **    ] in any Contract

** INDICATES CONFIDENTIAL TREATMENT REQUESTED

                                      11.

 Year, if the applicable Per-Quarter Benchmark for the applicable Contract Year has been achieved for the quarter in which such Broadcast E-Mails are sent, Sony
shall be charged at the rate of $[    **    ] for each Broadcast E-Mails sent;
provided that any such excess Broadcast E-Mail mailing that is unrelated to a recurring database-enabled production cycle shall have a minimum mailing fee of $500.

                  (f) CASH FLOW TEST. The $2,750,000 Base Fee prepayments owed by Sony to InfoBeat pursuant to Section 5.1(b)(i)(A) and 5.1(c)(i)(A) (the "BASE FEE PREPAYMENT") shall be due and payable in full on the date specified therein if InfoBeat's financial operations satisfy the Cash Flow Test described below. In the event that either (i) or (ii) of the Cash Flow Test is not true as of November 10, 1999, Sony shall pay the Base Fee Prepayment in accordance with the schedule set forth below; provided, however, that the total remaining balance of the Base Fee Prepayment shall become immediately due and payable if
(i) Sony Music is comfortable that InfoBeat is a going concern, or (ii) InfoBeat satisfies the Cash Flow Test (as measured monthly on the tenth day of each subsequent calendar month):

                    DATE                      PAYMENT
                    ----                      -------
                    November 15, 1999         $687,500
                    May 15, 2000              $687,500
                    November 15, 2000         $687,500
                    May 15, 2001              $687,500

In addition, in the event that the Cash Flow Test is not satisfied as of November 10, 1999, InfoBeat and Sony agree to meet to permit InfoBeat to present evidence of its viability as a going concern. For purposes of this provision, the following is required for InfoBeat to satisfy the "CASH FLOW TEST" as measured on the dates specified above (the "TEST DATE"): (i) the sum of (A) InfoBeat's cash on hand as of the Test Date (as reported on its then-current financial statements), (B) the Base Fee Prepayment and (C) the firm cash commitments from lenders or investors, must be greater than the product of (-6) times the greater of (x) the average of InfoBeat's operating losses during the two full calendar months preceding the Test Date (as reported on its then-current financial statements), or (y) 75% of the average of InfoBeat's operating losses during the four full calendar months preceding the Test Date (as reported on its then-current financial statements); and (ii) InfoBeat's average operating income during the two full calendar months preceding the Test Date is not greater than twenty five percent (25%) above the average monthly operating loss for the four (4) full calendar months preceding the Test Date (for purposes of example and not limitation, for the November 10, 1999 Test Date, Condition (ii) is satisfied if InfoBeat's July through October average monthly operating loss is $526,500 and InfoBeat's average operating income during September and October is less than or equal to $395,000.


** Indicates Confidential Treatment Requested


                                      12.

                  (g)      Service Fee Reduction.

                           (i)      The Base Fee of each Contract Year shall be
reduced proportionally by the Reduction Ratio calculated pursuant to Section 2.5(b) of the Asset Purchase Agreement; provided, however, that, in the event of such a reduction, a "contingency tier" will be added to the quarterly fees in each Contract Year payable pursuant to clause (ii) of each of Section 5.1(a), 5.1(b) and 5.1(c), which shall be calculated as follows:

         NUMBER OF CONSUMER NEWS E-MAILS PER QUARTER                  FEE
         -------------------------------------------                  ---
         (Baseline Volume * Reduction Ratio) - Baseline Volume    Baseline Fee

         Where the "Baseline Fee" is equal to (the Base Fee for the applicable Contract Year divided by four (4)) divided by the Baseline Volume for the applicable Contract Year).

                           (ii)     In addition, Sony may, at its option,
satisfy InfoBeat's obligation to repay a certain portion of the purchase price for the Publishing Business Assets (equal to the Purchase Price Reduction calculated pursuant to Section 2.5(b) of the Asset Purchase Agreement), if applicable, by reducing, on a dollar-for-dollar basis, all Base Fees owed by Sony in each quarter of each Contract Year subsequent to the second quarter of the first Contract Year up to the full amount of the Purchase Price Reduction.

         5.2      EDITORIAL FEES. In consideration for the Editorial Services
provided by InfoBeat, Sony shall pay a monthly fee of [    **    ] (as such
amount may be adjusted pursuant to the next sentence) throughout the Initial Term and any subsequent Additional Term, unless and until Sony terminates the Editorial Services pursuant to Section 2.2 of this Agreement (the "EDITORIAL FEE"). At the end of each Contract Year during the Initial Term or any subsequent Additional Term, Sony and InfoBeat shall mutually review whether the Editorial Fee for the succeeding Contract Year should be increased or decreased to reflect the increase or decrease in the Consumer Price Index over the preceding Contract Year ("Consumer Price Index," as used herein, means the Consumer Price Index maintained by the United States Department of Labor Bureau of Labor Statistics). If (i) Sony desires in it sole discretion to introduce new editorial services at any time during the Initial Term or Additional Term, and
(ii) Sony desires in its sole discretion to have InfoBeat provide such additional editorial services, then both parties will make good faith efforts to negotiate the fee for related incremental editorial services.

         5.3 NET PROFIT DISTRIBUTION. Promptly after expiration of the Initial Term (unless the Initial Term is earlier terminated pursuant to Section
7 below), Sony shall pay to InfoBeat a payment equal to [    **    ] percent
([    **    ]%) of Sony's Net Profits, as defined herein. As used in this
Section, "NET PROFITS" means revenues generated by Sony and its wholly owned subsidiaries during the Initial Term specifically derived from the revenues specifically generated from the InfoBeat WebSite and e-mails distributed by means of the E-Mail Distribution services provided by InfoBeat hereunder less costs incurred by Sony in generating such revenue, such costs to include, without limitation, (A) the Service Fees paid to InfoBeat, (B) reasonable and customary costs paid by Sony Parties for new Subscriber acquisitions, (C) the Editorial Fees, fees for Engineering Services and any other fees paid to InfoBeat, (D) reasonable and customary advertising commissions, management and administration fees paid by Sony, excluding any such


** INDICATES CONFIDENTIAL TREATMENT REQUESTED


                                      13.

fees paid by any Sony Party which were not negotiated on an arms-length basis, and (E) revenue participations with third parties, excluding any valuation of non-cash benefit of any co-branding or similar cooperative arrangement and excluding any revenue participations by any Sony Party which was not negotiated on an arms-length basis, provided that the cumulative Net Profits over the Initial Term shall not be less than $0. Sony will keep reasonably complete and accurate records to document the Net Profits. During the period commencing on the date of expiration of the Initial Term and ending one year thereafter, InfoBeat shall be permitted to conduct one audit of Sony's relevant books and records for the sole purpose of verifying Sony's calculation of the amount owed by Sony to InfoBeat under this Section 5.3, conducted by an independent audit professional chosen and reasonably acceptable to Sony, during regular business hours at Sony's offices and in a manner that does not interfere with Sony's business operations. InfoBeat shall bear all costs incurred in conducting such audit.

         5.4 PAYMENT TERMS. InfoBeat will bill Sony for the quarterly Service Fees payable pursuant to clause (ii) of each of Sections 5.1(a), 5.1(b) and 5.1(c) within fifteen (15) days of the end of each calendar quarter, such bill including a report on the actual number of Consumer News E-mails sent by InfoBeat during the prior quarter. InfoBeat will bill Sony monthly in advance not earlier than the tenth (10th) of each calendar month for the Editorial Fees to be provided to Sony during such month. All such invoices shall be due and payable by Sony net thirty (30) days. Any past due amounts which are at least thirty (30) days in arrears will be subject to a service charge of 1.5% per month or the highest rate permitted by the laws of New York State, whichever is less.

         5.5 TAXES. Sony will be solely responsible for all applicable taxes or other governmental fees, charges, or assessments, other than taxes on InfoBeat's net income (collectively, "TAXES") imposed on or resulting from the Services provided by InfoBeat under this Agreement, and on all payments made by Sony to InfoBeat hereunder. Sony agrees to indemnify InfoBeat for any liability incurred by InfoBeat as a result of Sony's failure to pay any such Taxes. If InfoBeat is required by law to withhold any Taxes from fees billed and collected by InfoBeat on Sony's behalf hereunder, InfoBeat will use reasonable efforts to provide Sony with copies of official receipts for the payment of such Taxes to the appropriate governmental authority.

         5.6 RECORDKEEPING AND AUDIT RIGHTS. InfoBeat will keep complete and accurate records regarding the Services rendered and fees billed and collected by InfoBeat hereunder. During the term of this Agreement and for one
(1) year after its termination, Sony will have the right to have an inspection and audit of InfoBeat's relevant books and records conducted by an independent audit professional chosen and reasonably acceptable to InfoBeat, no more often than once every twelve (12) months, during regular business hours at InfoBeat's offices and in a manner that does not interfere with InfoBeat's business operations. If any such audit reveals that InfoBeat has under-reported or over-reported the Services rendered and fees owed by Sony under this Agreement, then InfoBeat will promptly grant Sony a credit for any amounts overpaid by Sony or Sony will promptly pay InfoBeat the amount underpaid by Sony, as the case may be. Sony shall bear all costs incurred in conducting such audit.


                                      14.

6.       LIMITED RIGHTS OF ASSIGNMENT.

         6.1 ASSIGNMENT. Sony may assign Sony's rights under this Agreement in whole or in part to any party, and such rights may be similarly assigned by such assignee. No such assignment shall relieve Sony of any of Sony's obligations hereunder. InfoBeat shall not have the right to assign this Agreement without Sony's prior written consent; provided, however, that InfoBeat may assign this Agreement, in whole only, in connection with either (i) the sale of all or substantially all of its assets or a consolidation, merger or other transaction which effectively causes a change of control of InfoBeat or (ii) upon an internal restructuring, to a wholly owned or controlled entity or subsidiary of InfoBeat, provided that InfoBeat shall remain jointly and severally liable with any assignee of InfoBeat pursuant to this Section 6.1 for all of InfoBeat's obligations under this AGREEMENT. Any purported assignment by InfoBeat or Sony in violation of this subparagraph shall be void.

         6.2 LIMITED ASSIGNMENTS. Notwithstanding anything to the contrary in this Section 6, the remaining portions of each base Service Fee payable as provided in clause (i) of each of Sections 5.1(a), 5.1(b) and 5.1(c) hereof shall be reduced pursuant to Section 6.3 below in the event that:

                  (a) at any time during the Initial Term or Additional Term Sony assigns or transfers to an entity other than a Sony Party (the "LIMITED ASSIGNEE") the right to receive one or more selected Services under this Agreement (the "ASSIGNED SERVICES") but retains the right to received the balance of Services; and

                  (b) InfoBeat and the Limited Assignee thereafter enter into an agreement (the "SECOND AGREEMENT") pursuant to which InfoBeat provides the Assigned Services to the Limited Assignee; provided that Sony remains fully responsible for payments that would be owed to InfoBeat pursuant to Section 5.1 above, including the Base Fees and any amounts, based on the volumes of e-mail sent by InfoBeat on behalf of Sony, subject to the Service Fee reduction described in Section 6.3 below.

         6.3 SERVICE FEE REDUCTION. The Service Fee reduction (the "REDUCTION") will be based on the message volume of e-mail delivered by InfoBeat on behalf of a Limited Assignee during each respective calendar quarter (the "VOLUME"). The Reduction shall be applied on a calendar quarterly basis and will be reflected on InfoBeat's invoice for the Service Fees owed in such quarter. The Reduction shall be calculated as follows:

                  (a) If Sony's Consumer News E-mail volume for any calendar quarter has not exceeded applicable Per-Quarter Benchmark for the quarter, the Reduction shall be an amount equivalent to the Volume multiplied by the Ratio. For purposes of this Section 6.3, the "RATIO" shall be equal to ((the Base Fee for the applicable Contract Year divided by four) divided by (the Per-Quarter Benchmark for the applicable quarter)).

                  (b) If Sony's Consumer News E-mail volume for any calendar quarter minus the applicable Volume exceeds the applicable Per-Quarter Benchmark, then the Reduction shall be equivalent to the applicable Volume multiplied by $0.001.


                                      15.

                  (c) If Sony's Consumer News E-mail volume has exceeded the applicable Per-Quarter Benchmark for any calendar quarter, but Sony's Consumer News E-mail volume for such quarter minus the applicable Volume does not exceed the applicable Per-Quarter Benchmark, then the Reduction shall be the sum of (z) (Sony's Consumer News E-mail volume minus the applicable Per-Quarter Benchmark) multiplied by $0.001 plus (y) ((the applicable Per-Quarter Benchmark minus (Sony's Consumer News E-mail volume minus the applicable Volume)) multiplied by the Ratio).

7.       TERM AND TERMINATION.

         7.1 TERM. The initial term of this Agreement shall commence on the Effective Date and continue for three (3) years (the "INITIAL TERM") unless earlier terminated pursuant to Sections 7.2, or 7.3 below. Sony may, at its sole option, renew this Agreement for up to an additional two (2) year period (the "ADDITIONAL TERM") provided that Sony give InfoBeat written notice of its intention to renew at least thirty (30) days prior to the end of the Initial Term. The parties shall negotiate in good faith the Service fees applicable to the Additional Term provided that such fees shall not exceed the per message fees InfoBeat has charged to third parties for services that are substantially similar to the Services and for the same or lesser volumes of e-mail transmissions under substantially similar terms and conditions

         7.2      EARLY TERMINATION.

                  (a) For Breach. Either party may, in the event of a material breach by the other party, terminate this Agreement upon sixty (60) days written notice if such material breach remains uncured at the end of such sixty (60) day period.

                  (b) For Cessation of Business. Sony may terminate this Agreement upon written notice to InfoBeat if InfoBeat (A) has discontinued that part of its business relating to the Services or (B) becomes the subject of a voluntary or involuntary petition in bankruptcy or other proceeding relating to insolvency, receivership, liquidation, composition or comparable proceeding or any assignment for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

                  (c) Pro Rata Reduction of Base Fee. If at the time of a termination by Sony pursuant to either Section 2.5(a), this Section 7.2 (including any termination under Section 7.2(a)) or Section 13.7 below, Sony has not reached the Baseline Volume for the Contract Year in which such termination occurs, the Base Fee applicable to such Contract Year, shall be reduced by an amount equal to (one (1) minus ((i) the number of Consumer E-Mails sent during such Contract Year divided by (ii) the Baseline Volume for such Contract Year)) multiplied by the Base Fee for such Contract Year and any subsequent Contract Years (the "BASE FEE REDUCTION"). If the amount of Base Fees actually paid by Sony prior to termination exceeds the total Base Fees for such Contract Year minus the Base Fee Reduction, then InfoBeat shall refund to Sony within thirty
(30) days of such termination the amount by which the total Base Fees actually paid by Sony prior to termination exceeds (the total Base Fees for such Contract Year minus the Base Fee Reduction). Otherwise, if the amount of Base Fees actually paid by Sony prior to termination is less than the total Base Fees for such Contract Year minus the Base Fee Reduction, then Sony shall pay to InfoBeat within thirty (30) days of such


                                      16.

termination the amount by which the total Base Fee for such Contract Year minus the Base Fee Reduction exceeds the amount of Base Fees actually paid by Sony prior to termination. In addition, in the event of such termination Sony shall be entitled to a full refund of any prepaid Base Fees actually paid by Sony prior to termination for any subsequent Contract Year.

         7.3 SONY BUY-OUT OPTION. Sony may, at any time during the Initial Term upon thirty (30) days prior written notice to InfoBeat, terminate this Agreement (the "BUY-OUT OPTION") by paying to InfoBeat the amount by which
$ [    **    ] exceeds the amount of the Service Fees which Sony has paid, or shall have been deemed to have paid, to InfoBeat through the date that Sony elects to exercise its Buy-Out Option, without giving effect to any reduction in Service Fees calculated pursuant to Section 5.1(f) above. Upon payment of such amounts this Agreement is terminated, including any obligation with respect to the distribution of Net Profits pursuant to Section 5.3 unless it is determined that Sony had no good faith business reason to terminate this Agreement pursuant to this Section 6.3, other than to avoid such Net Profits distribution, and neither party shall have any obligation to the other except as provided under Sections 4.1(a) and 7.4.

         7.4 EFFECT OF TERMINATION. Upon termination of this Agreement, InfoBeat shall discontinue providing the Services, Sony shall promptly pay all amounts due hereunder and, except in the event of a continuation or transition of the Services as provided in this Section 7.4 below, each party will promptly return to the other party all Confidential Information of the other party in its possession or control. In the event of any termination by Sony pursuant to
Section 7.2 above, unless such termination is based upon the irrevocable failure of the InfoBeat Technology to provide the Services, Sony may require InfoBeat to continue providing the Services on the same terms and conditions through the expiration of the then-current term; provided, however, that the fees applicable to the provision of Services after termination are subject to adjustment if InfoBeat has provided to a third party services that are substantially similar to the Services and for the same or lesser volumes of e-mail transmissions under substantially similar terms and conditions for per message fees applicable to such e-mail transmissions that are less than those charged to Sony under this Agreement. Upon termination of this Agreement, InfoBeat will use its best efforts to transition the Services to a third party designated by Sony in an efficient an expeditions manner with Sony's reasonable cooperation and the reasonable cooperation of such third party; provided, however, that in the event of a termination of this Agreement for Sony's breach under Section 7.2(a) or due to Sony's exercise of the Buy Out Option under Section 7.3, Sony shall compensate InfoBeat on a time and materials basis for its services in connection with such transition; provided that the hourly rates chargeable to Sony under this provision will not exceed the hourly rates charged to other customers of InfoBeat for similar transition services performed under similar terms and conditions.

         7.5 SURVIVAL. All Sections of this Agreement, which by their nature should survive termination of this Agreement shall survive termination of this Agreement, including, without limitation, the following provisions: Section 1 ("Definitions"), Section 9 ("Confidentiality"), Section 10 ("Indemnification"); Section 11 ("Limitations of Liability") and Section 12 ("General").

** INDICATES CONFIDENTIAL TREATMENT REQUESTED


                                      17.

8.       WARRANTIES AND COVENANTS.

         8.1 SONY. Sony warrants that Sony is the owner, valid licensee, or authorized user of the Sony Content and that Sony will not provide any Sony Content or Advertising that: (A) infringes on any third party's copyright, patent, trademark, trade secret or other proprietary rights; (B) violates any law, statute, ordinance or regulation, including without limitation the laws and regulations governing export control; (C) constitutes defamation, trade libel, invasion of privacy or violation of any right of publicity; (D) is pornographic or obscene; (E) does not conform to InfoBeat's Spam Policy; or (F) contains viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines, provided that Sony makes no representation or warranty whatsoever with respect to any of the Publishing Business Assets or to the creation of Sony Content by means of the Editorial Services provided by InfoBeat.

         8.2      INFOBEAT. InfoBeat warrants solely to Sony that:

                  (a) it has the right to enter into and to fully perform this Agreement,

                  (b)      it owns or has valid licenses to the InfoBeat
Technology;

                  (c) the InfoBeat Technology and the InfoBeat Tools, excluding any Sony Content or Advertising provided by Sony or any Subscriber, as used to provide the Services do not infringe any person's or entity's U.S. patent, copyright, trademark or other proprietary right, or materially violate any U.S. state or federal law, statute, ordinance or regulation, or contain any viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines;

                  (d) the functionality and operation of the InfoBeat Technology will not be adversely affected as a result of the date change from December 31, 1999 to January 1, 2000 or any other date values, provided, however, that InfoBeat shall not be responsible for any adverse affects attributable to any systemic Internet failures and interruptions in services of any of InfoBeat's Internet Service Providers, except to the extent that InfoBeat is indemnified by such Internet Service Providers for third party claims arising from such service interruptions;

                  (e) InfoBeat shall satisfy the Year 2000 Compliance Plan attached hereto as EXHIBIT F in all material respects by the milestone completion dates specified therein provided, however, that InfoBeat shall not be responsible for any failure to achieve milestones to the extent attributable to a vendor's failure to provide information and assistance necessary to complete such milestone; and

                  (f) the Service Levels applicable to the Services to be provided by InfoBeat hereunder are, and shall continue to be, no less than substantially the same level of services provided to the Publishing Business prior to the Effective Date.

         8.3 REMEDIES AND DISCLAIMERS. In the event that any electronic messages transmitted via E-Mail Distribution contains material errors attributable solely to InfoBeat, InfoBeat shall correct such errors and retransmit the affected messages at no charge to Sony. However, InfoBeat does not guarantee continuous or uninterrupted Services and does not


                                      18.

guarantee that all e-mail messages sent as part of the E-Mail Distribution will be received by the Subscribers. InfoBeat's sole obligation and Sony's sole remedy in the event that the Services provided hereunder do not achieve the Service Levels shall be as specified in EXHIBIT C in accordance with the provisions of Section 2.6 above, provided that the foregoing shall not limit Sony's remedies with respect to further breaches by InfoBeat of any representation, warranty or convenant specified in this Agreement in addition to or which may result in a breach of the Service Levels. SONY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY STATED HEREIN, INFOBEAT IS PROVIDING ALL SERVICES PERFORMED HEREUNDER "AS IS" AND INFOBEAT HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED REGARDING THE SERVICES OR THE INFOBEAT TECHNOLOGY, INCLUDING ANY IMPLIED WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

9.       CONFIDENTIALITY.

         9.1 CONFIDENTIAL INFORMATION. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean all information communicated by one party to the other party concerning business plans, Product development plans, pricing, subscriber count, subscriber identity, advertiser count and advertiser identity, whether communicated verbally or in writing. InfoBeat acknowledges that Sony's business strategy related to the Services, and the Subscriber Data, is Sony's Confidential Information. In addition, Sony acknowledges that InfoBeat's techniques, methods and technical and business strategies relating to the Service Bureau Business and the InfoBeat Tools and InfoBeat Technology, including, without limitation, e-mail delivery techniques, database design, message build and query design, exception handling techniques and ad insertion techniques is InfoBeat's Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include information that (A) is in or enters into the public domain by some action other than breach of this Agreement by the receiving party, (b) was lawfully in the receiving party's possession prior to the disclosure, (C) is independently developed by the receiving party without access to the disclosing party's Confidential Information, or (D) is lawfully disclosed to the receiving party by a third party without restriction on disclosure.

         9.2 GENERAL CONFIDENTIALITY OBLIGATIONS. Each party agrees that it will (A) not disclose the other party's Confidential Information to any third party (other than independent contractors as provided below); (B) use the other party's Confidential Information only to the extent necessary to perform its obligations or exercise its rights under this Agreement; (C) disclose the other party's Confidential Information only to those of its employees and independent contractors who need to know such information for purposes of this Agreement and who are bound by confidentiality agreements containing terms no less restrictive than those in this Section 9.2; and (D) protect all Confidential Information of the other party from unauthorized use, access, or disclosure in the same manner as it protects its own confidential information of a similar nature, and in no event with less than reasonable care. Each party's obligation under this paragraph shall extend for a period of three (3) years following termination or expiration of this Agreement.


                                      19.

         9.3 TERMS OF AGREEMENT. Neither party will disclose the existence or any terms of this Agreement to anyone other than its employees, officers, directors, affiliates, attorneys, accountants, and other professional advisors, except (A) pursuant to a mutually acceptable press release; (B) in connection with a contemplated financing or change of control of such party or sale of such party's business (provided that (i) any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement reasonably satisfactory to the other party hereto before such disclosure is made) and (ii) no such third party shall be entitled to rely on any representation, warranty or covenant of either party herein); or (C) as may be required by law, in which case the disclosing party shall use its best efforts to provide the non-disclosing party with sufficient prior notice of such required disclosure to permit the non-disclosing party to obtain a protective order with respect thereto.

10.      INDEMNITY.

         10.1 SONY'S INDEMNITY OBLIGATIONS. Subject to Section 10.3 below, Sony agrees to defend, indemnify and hold harmless InfoBeat and its directors, officers, agents and employees for any and all losses, costs, liabilities or expenses (including without limitation reasonable attorneys' and expert witnesses' fees) incurred by InfoBeat as a result of any third party claim arising out of or in connection with (A) a breach or alleged breach by Sony of any representation, warranty or covenant of this Agreement, or (B) Subscribers' use of the Services except to the extent such claim arises from or relates to any condition specified in Section 10.2(b) below. Notwithstanding any provision to the contrary herein, Sony shall have no obligation to indemnify InfoBeat to the extent any such losses, costs, liabilities or expenses arise out of a breach of any of InfoBeat's representations or warranties (which shall extend for the entire term of this Agreement notwithstanding any earlier termination of the representation and warranties provided in the Asset Purchase Agreement) in the Asset Purchase Agreement relating to the Publishing Business Assets. In addition, Sony shall have no obligation to indemnify InfoBeat to the extent any such losses, costs, liabilities or expenses arise out of Content developed by InfoBeat in connection with the Editorial Services provided by InfoBeat and are in excess of Sony's liability insurable coverage limit, which shall not be less than ten million dollars ($10,000,000).

         10.2 INFOBEAT'S INDEMNITY OBLIGATIONS. Subject to Section 10.3 below, InfoBeat hereby agrees to defend, indemnify and hold harmless Sony and its directors, officers, agents and employees for any and all losses, costs, liabilities or expenses (including without limitation reasonable attorneys' and expert witnesses' fees) incurred by Sony as a result of any third party claim arising out of (A) a breach or alleged breach by InfoBeat of any representation, warranty or covenant of this Agreement, or (B) Subscribers use of the Services to the extent such claim arises from or relates to any negligent act or omission of InfoBeat or from any representation, warranty or covenant by InfoBeat concerning the Services.

         10.3 INDEMNIFIED PARTY'S OBLIGATIONS. The indemnifying party's obligations shall be contingent upon the indemnified party (A) giving the indemnifying party prompt notice of any such claim or action, (B) allowing the indemnifying party sole control of the defense or any settlement (provided that the indemnifying party shall not, without the consent of the indemnified party, enter into any settlement that requires an affirmative obligation of, results in any ongoing liability to or materially prejudices the indemnified party in any way) and (c) providing reasonable cooperation in the indemnifying party's defense or settlement activities.


                                      20.

11. LIMITATIONS ON LIABILITY. EXCEPT FOR LIABILITY FOR BREACH OF SECTION 9 ABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO SUCH DAMAGES ARISING FROM BREACH OF CONTRACT OR WARRANTY OR FROM NEGLIGENCE OR STRICT LIABILITY). IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INTERRUPTED COMMUNICATIONS, LOST DATA OR LOST PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF INFOBEAT HAS BEEN ADVISED OF (OR KNOWS OR SHOULD KNOW
OF) THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR ANY LIABILITY FOR AMOUNTS DUE AND PAYABLE UNDER THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTIES FOR AN AMOUNT GREATER THAN ONE MILLION DOLLARS ($1,000,000).

12.      SONY OPTION TO PURCHASE EQUITY; PERFORMANCE BASED WARRANTS

         12.1 OPTION SHARES. During the period commencing on the Effective Date and ending on the later to occur of (a) the expiration of the Initial Term and (b) the expiration of the Additional Term, Sony shall have the right to purchase up to fifty percent (50%) of the shares of InfoBeat stock offered by InfoBeat in the next material private offering of equity securities proposed by InfoBeat during such period (the "OPTION SHARES"), and which remain unsold after having been offered to existing shareholders of InfoBeat as of the Effective Date (the "EXISTING SHAREHOLDERS"). Sony shall have the right to purchase such Option Shares at the same price and under the same terms as the price and terms offered to such Existing Shareholders. InfoBeat shall provide Sony with written notice of the proposed offering of such Option Shares pursuant to this Section 12.1, setting forth the range of prices at which such offering is to be made (an "Option Notice"), not less than fifteen (15) days after the Existing Shareholders have been informed of such offering. Sony shall exercise its option hereunder by providing InfoBeat with written notice of its intent to purchase such Option Shares within fifteen (15) days after receipt by Sony of an Option Notice (the "Election Period"). InfoBeat may issue and sell all Option Shares not purchased by Sony within the price range specified in the Option Notice within ninety (90) days after the expiration of the Election Period. The provisions of this Section 12.1 shall not apply to (a) any Permitted Issuance (as defined in Section 6 of Article IV of InfoBeat's Certificate of Incorporation), (b) any issuance of equity securities for non-cash consideration to non-affiliates of InfoBeat on commercially reasonable terms, and (c) options to purchase InfoBeat Common Stock pursuant to InfoBeat's Stock Option Plan. In the event that Sony exercises its option to purchase Option Shares, Sony shall be entitled to pre-emptive rights with respect to such Option Shares not less favorable than those granted to holders of InfoBeat's Series D Preferred Stock.

         12.2 PERFORMANCE BASED WARRANTS. On the Effective Date, InfoBeat shall issue a warrant to Sony to purchase up to 600,000 shares of Series D Preferred Stock of InfoBeat substantially in the form attached hereto as EXHIBIT H.


                                      21.

13.      GENERAL PROVISIONS.

         13.1 GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws. Any suit, action or proceeding arising from or relating to this Agreement must be brought in a federal court in the New York County, New York, and each party irrevocably consents to the jurisdiction and venue of any such court in any such suit, action or proceeding.

         13.2 INJUNCTIVE RELIEF. It is understood and agreed that, notwithstanding any other provision of this Agreement, any breach of Section 9.2 ("Confidentiality") by either party will cause irreparable damage for which recovery of money damages would be inadequate, and that the non-breaching party will therefore be entitled to seek timely injunctive relief to protect such party's rights under this Agreement in addition to any and all remedies available at law.

         13.3 SEVERABILITY; WAIVER. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision. The waiver by either party of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

         13.4 NONSOLICITATION. Except as provided herein, during, and for a period eighteen (18) months after termination of, this Agreement, (i) Sony agrees not to knowingly solicit for employment by Sony or any subsidiary of Sony any person known to Sony to be an employee of InfoBeat without InfoBeat's written permission and (ii) InfoBeat agrees not to knowingly solicit for employment by InfoBeat or any subsidiary of InfoBeat any person known to InfoBeat to be an employee of Sony without Sony's written permission; provided, that, this Section 13.4 shall not apply to responses to employment solicitations to the general public (through classified advertising or otherwise) or employees of InfoBeat who approach Sony, or employees of Sony who approach InfoBeat, independently, without solicitation.

         13.5 HEADINGS. Headings used in this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement.

         13.6 SUCCESSORS AND ASSIGNS. The parties' rights and obligations will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns.

         13.7 FORCE MAJEURE. Neither party will be liable for any failure to fulfill its obligations hereunder due to causes beyond its reasonable control, including acts or omissions of government or military authority, acts of God, shortages of materials, telecommunications failures, transportation delays, earthquakes, fires, floods, labor disturbances, riots or wars, provided that if either party shall be unable substantially to fulfill its obligations hereunder for a period greater than sixty (60) days the other party shall be permitted to terminate this Agreement upon ten (10) days written notice.


                                      22.

         13.8 INDEPENDENT CONTRACTORS. The parties to this Agreement are independent contractors. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party. No agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement.

         13.9 NOTICE. All notices required or permitted under this Agreement shall be in writing and shall be given by courier or other personal delivery, by facsimile (with confirmation) or by registered or certified mail at the appropriate address first listed above or at a substitute address designated by notice by the party concerned. Each notice to Sony shall be addressed for the attention of Sony's Vice President, Business Affairs & Administration, and a copy of each notice to Sony shall be sent simultaneously to the Sony Music Entertainment Inc. Law Department for the attention of Sony's Senior Vice President and General Counsel. Each notice to InfoBeat shall be addressed for the attention of InfoBeat's Chief Executive Officer. Notices shall be deemed given on the earlier to occur of, if delivered personally or by facsimile, the date so delivered, if delivered by overnight courier, one (1) business day after the date sent, and if delivered by registered or certified mail, four (4) business days after mailing, except that a notice of change of address shall be effective only form the date of its receipt.

         13.10 ENTIRE AGREEMENT. This Agreement, including the exhibits attached hereto, sets forth the entire understanding and agreement of the parties and supersedes any and all oral or written agreements or understandings between the parties as to the subject matter of this Agreement. There are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among the parties hereto, other than as set forth in this Agreement. All prior agreements among the parties with respect to the subject matter hereof are superseded by this Agreement, which integrates all promises, agreements, conditions and understandings among the parties with respect thereto. This Agreement may be changed only by a writing signed by both parties.

         13.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

             THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.


                                      23.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

INFOBEAT INC.:                                 SONY MUSIC, A GROUP OF
                                               SONY MUSIC ENTERTAINMENT INC.:

By:                                            By:
   ----------------------------------------       -----------------------------
Title:                                         Title:
      -------------------------------------          --------------------------
Street Address: 707 17th Street, Suite 2850    Street Address:
                Denver, Colorado 80202                         ----------------

                                               --------------------------------

Mail Address:   Same as above                  Mail Address:
             ------------------------------                 -------------------

                                               --------------------------------
Fax:                                           Fax:
    ---------------------------------------        ----------------------------

E-Mail:                                        E-Mail:
       ------------------------------------           -------------------------



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